Exhibit 10.24

                    Electromagnetic Sciences, Inc.
                    1992 Stock Incentive Plan

                       Restricted Stock Award
                       Restriction Agreement
                              with
                        John J. Farrell, Jr.

May 15, 1995



Dear Jack:

     The ELMG 1992 Stock Incentive Plan (the "Plan") is intended as an incentive to achieve the objectives of Electromagnetic Sciences, Inc. (the "Company"), through employee participation in the Company's success and growth. The Plan provides an opportunity for eligible employees to acquire or increase their proprietary interest in the Company, and, as to officers is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee has selected you to receive an award of Restricted stock (as defined in the Plan) effective as of the close of business on May 15, 1995, and has instructed me to prepare and enter into this Restriction Agreement with you.

     In consideration of the mutual covenants herein contained and for other good and valuable consideration, the Company and you as an employee of the Company do hereby agree as follows:

     1. Grant of Shares. Pursuant to action of the Committee, the Company has granted to you 6,000 shares of Restricted Stock (the "Shares"). This award is in all respects made subject to the terms and conditions of the Plan, a copy of which has been provided to you. By signing and returning a copy of this Agreement to the Secretary of the Company, you agree to all of the terms and conditions of the Plan for yourself, any designated beneficiary and your heirs, executors, administrators or personal representative. Terms used in this Agreement which are defined in the Plan shall have the meanings set forth in the Plan. In the event of any conflict between the Plan and this Agreement, the Plan shall control.

     As soon as practicable following your execution of this Agreement, a certificate or certificates representing the Shares and bearing the legend described below in Section 6 will be issued in your name. Upon issuance of the certificates representing the Shares, you shall have all rights of a stockholder with respect to the Shares, including the right to vote and, subject to Section 10 of this Agreement, to receive all dividends or other distributions paid or made with respect to the Shares; provided, however, that the Shares (and any securities of the Company which may be issued with respect to the Shares by virtue of any dividend reinvestment, stock split, combination, stock dividend or recapitalization, which securities shall be deemed to be "Shares" hereunder) shall be subject to the terms and all of the restrictions set forth in this Agreement.

     2.   Restriction.  Until this restriction (the
"Restriction") has lapsed pursuant to Section 3 or 4 below, you may not sell, exchange, assign, transfer, pledge or otherwise dispose of the Shares, and the Shares shall be subject to forfeiture as set forth in Section 5 below.

     3. Lapse of Restriction by Passage of Time or at Retirement. The Restriction shall lapse and have no further force or effect as to 2,000 of the Shares upon the first anniversary of the date of this Agreement, as to an additional 2,000 of the Shares on the second anniversary of such date, and as to the remaining 2,000 Shares on the third anniversary of such date.

     4. Lapse of Restriction by Death or Disability. The Restriction shall lapse, and shall have no further force or effect, upon your death or disability (as defined in the Plan). You may provide to the Company a written designation in a form approved by counsel for the Company naming a person or persons who shall receive the Shares in the event of your death. If there is no such designation in effect at the time of your death, the Shares shall be delivered to and become an asset of your estate.

     5. Forfeiture of Shares. Except as may otherwise hereafter be determined by the Committee, in the event of termination of your employment with the Company due to your voluntary resignation or involuntary discharge prior to lapse of the Restriction under Section 3 or 4, or in the event you provide services to a competitor of the Company or any Subsidiary of the nature described in Section 9.2 of the Plan prior to such lapse (whether or not known to the Company at that time), you shall immediately forfeit all right, title and interest to the Shares, regardless of whether unrestricted certificates evidencing the Shares shall have theretofore been delivered to you, and such Shares shall be canceled or transferred to the Company by you, without consideration to you or your executor, administrator, personal representative or heirs.

     6. Endorsement and Retention of Certificates. All certificates representing the Shares shall be endorsed on the reverse thereof with the following legend:

     "The shares of stock represented by this certificate and the sale, transfer or other disposition of such shares are restricted by and subject to a Restriction Agreement dated May 15, 1995, between the registered holder and the Company, a copy of which is on file with the Secretary of the Company."

All certificates for Shares shall be held by the Company until the restrictions thereon shall have lapsed. As a condition to this award, you shall execute and deliver to the Company a stock power in the form attached hereto, endorsed in blank, relating to the Shares, as set forth in the Plan.

     Upon lapse of the Restriction pursuant to Section 3 or 4 of this Agreement without a prior forfeiture of the Shares, a certificate or certificates for an appropriate number of unrestricted Shares shall be delivered to you and the certificate with the legend indicated above shall be canceled.

     7. Withholding Taxes. You hereby authorize the Company to withhold, at the time of lapse of the Restriction on all or a portion of the Shares pursuant to Section 3 or 4 above, or at such earlier date or dates as the award of the Shares shall become taxable to you, from compensation otherwise owing to you, an amount equal to any taxes required to be withheld by federal, state or local law with respect to income resulting from such lapse or other taxable event. In the event the compensation otherwise due to you at that time is for any reason insufficient to provide for such payment, you agree that, as a condition of the delivery to you of certificates evidencing the Shares, you will deliver to the Company a cashier's check, or personal check satisfactory to the Company, in an amount equal to such withholding taxes or any balance thereof.
     Notwithstanding the foregoing, at your election the foregoing withholding taxes, together with additional amounts not exceeding the actual additional taxes to be owed by you with respect to income resulting from such lapse or other taxable event, may be paid by you by tendering to the Company whole shares of the Company's common stock owned by you and duly endorsed for transfer, or by authorizing the Company to withhold and cancel a portion of the Shares otherwise deliverable to you, in either case in that number of shares having a Fair Market Value (as defined in the Company's 1992 Stock Incentive Plan) on the date that taxable income is recognized equal to the amount of such taxes thereby being paid. Such election shall be made on or before such date, shall be irrevocable, and shall be submitted in writing to the Treasurer of the Company.

     8. No Rights to Continued Employment. Nothing herein confers on you any right to continue in the employ of the Company or of any parent or subsidiary.

     9. Succession. This Agreement shall be binding upon and operate for the benefit of the Company and its successors and assigns, and you and your executor, administrator, personal representative and heirs.

     10. Dividends. Any cash dividends which may become payable on the Shares shall be held by the Company for your account until the Restriction lapses. In such event the Company shall pay interest on the amount so held as determined by the Committee, and the accumulated amount of such dividends and interest shall be paid to you upon the lapse of the Restriction. Any such cash shall be governed by the Restriction; the Restriction with respect to any such cash shall lapse as provided in Sections 3 and 4 of this Agreement; and any such cash shall be forfeited pursuant to Section 5 to the extent that the Shares on which such dividends were paid shall be so forfeited.

     This Agreement has been prepared in duplicate. Please indicate your acceptance by signing in the space provided below, and return an original for the Company's records.

     IN WITNESS WHEREOF, the Company, acting through the Committee, has caused this agreement to be duly executed and you have hereunto set your hand and seal, all as of the day and year first written above.




                         ELECTROMAGNETIC SCIENCES, INC.


                         By:   /s/ Thomas E. Sharon
                               Thomas E. Sharon, President and
                               CEO


Accepted and Agreed:

/s/ John J. Farrell, Jr.
EMPLOYEE






                         STOCK TRANSFER POWER


     The undersigned, ______________________________, hereby
sells, assigns and transfers unto _____________________________, and hereby irrevocably constitutes and appoints Electromagnetic Sciences, Inc. as his or her true and lawful attorney-in-fact, with full power of substitution, to transfer on the stock records of Electromagnetic Sciences, Inc., all right, title and interest of the undersigned in and to, _____________ shares of the Common Stock of Electromagnetic Sciences, Inc. evidenced by certificate number ________________, dated ___________________, 1995.


__________________, 1995


Witness: ______________________________